Exhibit 99.1

                     McMoRan EXPLORATION CO.
                         BALANCE SHEETS

                                                         December 31,
                                                   ----------------------
                                                     2000          1999
                                                   ---------    ---------
                                                       (In Thousands)
ASSETS
Current Assets:
Cash and cash equivalents                          $  48,906    $     -
Accounts receivable:
  Customers                                            6,414        5,879
  Joint interest partners                              8,180          483
  Other                                                  190          100
Inventories                                              490          349
Deferred tax asset                                       -          2,571
Net current assets from discontinued
 sulphur operations,excluding debt and
 accrued reclamation costs                             5,943        9,545
Prepaid expenses                                          80          528
                                                   ---------    ---------
  Total current assets                                70,203       19,455
Property, plant and equipment, net (Note 6)          116,231       97,359
Assets of discontinued sulphur operations (Note 3)    72,977      114,254
Deferred tax asset                                       -         32,370
Other assets, including restricted cash of
 $3.5 million at December 31, 2000 (Note 6)           12,136       10,791
                                                   ---------    ---------
Total assets                                       $ 271,547    $ 274,229
                                                   =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                                   $  17,824    $   9,023
Accrued liabilities                                   39,581        8,722
Current portion of discontinued sulphur
 operations accrued reclamation costs                 15,548        3,838
Discontinued sulphur operations debt                  46,000          -
Other                                                  1,274          980
                                                   ---------    ---------
  Total current liabilities                          120,227       22,563
Accrued oil and gas reclamation costs                 15,980       10,976
Discontinued sulphur operations accrued
 reclamation costs                                    53,639       44,150
Long-term debt                                           -         14,000
Other long-term liabilities                           22,524       27,469
Stockholders' equity:
Preferred stock, par value $0.01, 50,000,000
 shares authorized and unissued                          -            -
Common stock, par value $0.01, 150,000,000
 shares authorized,18,138,875 shares and
 14,229,904 shares issued and outstanding,
 respectively                                            181          142
Capital in excess of par value of common stock       301,343      249,625
Accumulated deficit                                 (199,750)     (68,242)
Common stock held in treasury, 2,295,900 and
 1,444,735 shares, at cost, respectively             (42,597)     (26,454)
                                                   ---------    ---------
                                                      59,177      155,071
                                                   ---------    ---------
Total liabilities and stockholders' equity         $ 271,547    $ 274,229
                                                   =========    =========

The accompanying notes are an integral part of these financial statements.


                     McMoRan EXPLORATION CO.
                    STATEMENTS OF OPERATIONS

                                                    Years Ended December 31,
                                             ----------------------------------
                                                2000         1999        1998
                                             ----------    -------    ---------
                                                         (In Thousands,
                                                   Except Per Share Amounts)
Revenues                                     $   58,468    $54,344    $  21,626
Costs and expenses:
Production and delivery costs                    24,631     16,491        4,632
Depreciation and amortization                    32,421     30,633       17,160
Exploration expenses                             53,975      6,411       14,533
General and administrative expenses              12,984      7,378        4,412
Gain on sale of oil and gas properties          (43,212)    (2,550)        (447)
Insurance settlement gain                       (23,251)       -            -
                                             ----------    -------    ---------
  Total costs and expenses                       57,548     58,363       40,290
Operating income (loss)                             920     (4,019)     (18,664)
Interest expense                                 (3,134)      (679)        (238)
Other income, net                                 2,297        396        1,314
                                             ----------    -------    ---------
Income (loss) from continuing operations
  before provision for income taxes                  83     (4,302)     (17,588)
Income taxes (provision) benefit                (34,942)     1,498         -
                                             ----------    -------    ---------
Loss from continuing operations                 (34,859)    (2,804)     (17,588)
Discontinued operations:
  Income (loss) from discontinued sulphur
    operations (plus applicable income
     tax provision of $ - in 2000,
     $1,569 in 1999 and $- in 1998)             (89,149)     2,913         (528)
  Loss on disposal of sulphur assets             (7,500)       -            -
                                             ----------    -------    ---------
Income (loss) from discontinued sulphur
  operations                                    (96,649)     2,913         (528)
                                             ----------    -------    ---------
Net income (loss)                            $ (131,508)   $   109    $ (18,116)
                                             ==========    =======    =========

Basic and diluted net income (loss)
per share of common stock:
  Loss from continuing operations                $(2.35)    $(0.21)      $(1.90)
  Income (loss) from discontinued
     sulphur operations                           (6.02)      0.22        (0.06)
  Loss on disposal of sulphur assets              (0.51)        -            -
                                                 ------     ------       ------
Basic and diluted net income (loss) per share    $(8.88)    $ 0.01       $(1.96)
                                                 ======     ======       ======

Basic and diluted average shares outstanding     14,806     13,385        9,230
                                                 ======     ======        =====

The accompanying notes are an integral part of these financial statements.


                     McMoRan EXPLORATION CO.
                     STATEMENTS OF CASH FLOW

                                                    Years Ended December 31,
                                              ---------------------------------
                                                 2000        1999        1998
                                              ---------    -------     --------
                                                         (In Thousands)
Cash flow from operating activities:
Net  income (loss)                            $(131,508)   $   109     $(18,116)
Adjustments to reconcile net income (loss) to
 net cash provided by operating activities:
 (Income) loss from discontinued sulphur
    operations                                   96,649     (2,913)         528
  Depreciation and amortization                  32,421     30,633       17,160
  Exploration expenses                           53,975      6,411       14,533
  Gain on sale of oil and gas properties        (43,212)    (2,550)        (447)
  Change in deferred tax asset                   34,942     (1,510)         -
  (Increase) decrease in working capital:
   Accounts receivable                           (9,038)    (1,186)      11,137
   Accounts payable and accrued liabilities      20,151      6,353         (844)
   Inventories and prepaid expenses              (1,561)       960         (540)
  Other                                            (743)     2,038       (1,180)
                                              ---------    -------     --------
Net cash provided by continuing operations       52,076     38,345       22,231
Net cash provided by (used in) discontinued
 operations                                     (37,122)    (2,817)       3,981
                                              ---------    -------     --------
Net cash provided by operating activities        14,954     35,528       26,212
                                              ---------    -------     --------
Cash flow from investing activities:
Exploration and development and
 other expenditures                             (70,983)   (21,913)     (46,663)
Purchase of oil and gas interests               (39,793)   (35,030)      (5,037)
Proceeds from disposition of assets              74,719      9,509          450
Cash and cash equivalents acquired
  from Freeport Sulphur                             -          -         17,699
Other                                               -         (352)        (293)
                                              ---------    -------     --------
Net cash used in continuing operations          (36,057)   (47,786)     (33,844)
Net cash provided by (used in) discontinued
 operations                                       5,122      5,169       (3,087)
                                              ---------    -------     --------
Net cash used in investing activities           (30,935)   (42,617)     (36,931)
                                              ---------    -------     --------
Cash flow from financing activities:
Net proceeds from equity offering                50,274        -            -
Net borrowing of long-term debt                     -       14,000          -
Purchases of McMoRan common stock               (15,282)   (26,367)         -
Deferred financing costs and other               (2,105)     1,640         (614)
                                              ---------    -------     --------
Net cash provided by (used in) continuing
 operations                                      32,887    (10,727)        (614)
Net borrowings by discontinued sulphur
 operations                                      32,000        -            -
                                              ---------    -------     --------
Net cash provided by (used in) financing
 activities                                      64,887    (10,727)        (614)
                                              ---------    -------     --------
Net increase (decrease) in cash and
 cash equivalents                                48,906    (17,816)     (11,333)
Cash and cash equivalents at beginning of year      -       17,816       29,149
                                              ---------    -------     --------
Cash and cash equivalents at end of year      $  48,906    $   -       $ 17,816
                                              =========    =======     ========

Interest paid                                 $   6,546    $   783     $    238
                                              =========    =======     ========
Income taxes paid                             $     -      $    12     $    -
                                              =========    =======     ========

The accompanying notes, which include information in Notes 2, 3, 7, 8 and 10 regarding noncash transactions, are an integral part of these financial statements.



                     McMoRan EXPLORATION CO.
          STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              (In thousands, except share amounts)

                                         Capital in  Common
                                           Excess    Stock
                         Preferred Common   of Par  Held in Accumulated
                            Stock  Stock    Value   Treasury  Deficit   Total
                           ------- ------ --------- -------- --------- --------
Balance at January 1, 1998  $  -   $  427 $ 140,506 $    -   $ (50,235)$ 90,698
  Effective five to one
   reverse stock split
   resulting from the
   Freeport Sulphur
   acquisition                 -     (342)      342      -         -        -
  Shares issued to acquire
    Freeport Sulphur           -       55   105,695      -         -    105,750
  Stock payments to CLK, stock
    option exercises and other,
    net of acquisition costs
    of $0.9 million            -        1       467      -         -        468
  Net loss                     -       -        -        -     (18,116) (18,116)
                            ------ ------  --------  -------  --------  -------
Balance at December 31, 1998   -      141   247,010      -     (68,351) 178,800
 Stock payments to CLK, stock
  option exercises and other   -        1     2,615      -         -      2,616
 Purchase of 1,444,735 shares
  of McMoRan common stock      -       -        -    (26,454)      -    (26,454)
 Net income                    -       -        -        -         109      109
                            ------ ------  --------  -------  --------  -------
Balance at December 31, 1999   -      142   249,625  (26,454)  (68,242) 155,071
 Shares issued in equity
  offering                     -       38    50,236      -         -     50,274
 Stock payments to CLK, stock
  option exercises and other   -        1     1,482      -         -      1,483
 Purchase of 799,900 shares of
   McMoRan common stock        -       -        -    (15,196)      -    (15,196)
 Tender of 51,625 shares of
   McMoRan common stock to
   McMoRan to exercise stock
   options                     -       -        -       (947)      -       (947)
 Net loss                      -       -        -        -    (131,508)(131,508)
                            ------ ------ --------- -------- ---------  -------
Balance at December 31, 2000$  -   $  181 $ 301,343 $(42,597)$(199,750) $59,177
                            ====== ====== ========= ======== =========  =======

The accompanying notes are an integral part of these financial statements.


                     McMoRan EXPLORATION CO.
                  NOTES TO FINANCIAL STATEMENTS

1.  BACKGROUND AND BASIS OF PRESENTATION
Background. McMoRan Exploration Co. (McMoRan), a Delaware corporation, became a publicly traded entity on November 17, 1998 when McMoRan Oil & Gas Co. and Freeport-McMoRan Sulphur Inc. (Freeport Sulphur) combined their respective operations (the Merger). In the Merger, Freeport Sulphur's shareholders received
0.625 McMoRan common shares for each Freeport Sulphur outstanding common share or a total of 5.5 million McMoRan shares, while McMoRan Oil & Gas' shareholders received 0.20 McMoRan common shares for each McMoRan Oil & Gas outstanding common share, or a total of 8.6 million McMoRan common shares.

Basis of Presentation. The Merger is reflected in the accompanying financial statements using the purchase method of accounting, with McMoRan Oil & Gas as the acquiring entity. Accordingly, these financial statements reflect historical assets, liabilities, revenues and expenses attributable to McMoRan Oil & Gas as the predecessor of McMoRan and all subsequent references to McMoRan for the period prior to the Merger refer to the oil and gas operations previously conducted by McMoRan Oil & Gas. Operating results of the acquired assets are included on and after November 17, 1998. McMoRan's earnings per share, weighted average shares outstanding and certain stock option information have been restated to reflect the effective reverse stock split of McMoRan Oil & Gas' shares resulting from the Merger. The assets acquired and liabilities assumed from Freeport Sulphur were recorded at estimated fair values based on cash flow models and independent appraisals. Effective June 30, 2000, all of the sulphur operations conducted by Freeport Sulphur have been restated to present the former segment as discontinued operations (Note 3).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Consolidation. Investments in joint ventures and partnerships in which McMoRan owns an undivided interest in the underlying assets are reflected in the accompanying financial statements using the proportionate consolidation method in accordance with standard industry practice.

Use of Estimates. The preparation of McMoRan's financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in these financial statements and the accompanying notes. The more significant estimates include useful lives for depreciation and amortization, valuation allowances for deferred tax assets, reclamation and environmental obligations, the carrying value of assets held for disposal, postretirement and other employee benefits, and estimates of proved oil and gas reserves and related future cash flows. Actual results could differ from those estimates.

Cash and Cash Equivalents. Highly liquid investments purchased with a maturity of three months or less are considered cash equivalents (excluding restricted cash, see Note 10).

Inventories. Inventories are stated at the lower of average cost or market.

Property, Plant and Equipment.
Oil and Gas. McMoRan follows the successful efforts method of accounting for its oil and gas exploration and development activities. Geological and geophysical costs and costs of retaining unproved properties are charged to expense as incurred. Costs of exploratory wells are capitalized pending determination of whether they have discovered proved reserves. If proved reserves are not discovered the related drilling costs are expensed. Acquisition costs of leases and development activities are also capitalized. Other exploration costs are charged to expense as incurred. Depreciation and amortization are determined on a field-by-field basis using the unit-of-production method. Gains or losses are included in earnings when properties are sold.

Other. Other property, plant and equipment are carried at cost less salvage value and are depreciated on a straight-line basis over their estimated remaining useful life.

     Costs for unproved oil and gas properties are assessed periodically, and a loss is recognized if the properties are deemed impaired. When events or circumstances indicate that proved oil and gas property carrying amounts may not be recoverable from estimated future cash flows from the property, a reduction of the carrying amount to fair value is required. Measurement of the impairment loss is based on the estimated fair value of the asset. Generally, McMoRan estimates fair value using valuation techniques such as expected future cash flows.
In the fourth quarter of 2000, because of a reduction of West Cameron Block 616's estimated oil and gas reserves the net book value of this field exceeded the related estimated future
undiscounted cash flows.   Accordingly, a $14.0 million charge to
depreciation and amortization expense was recognized that reduced this property's net book value to its estimated fair value. Fair value was estimated using future undiscounted cash flow from this field, adjusted to present value using an interest rate considered appropriate for this asset.

Financial Instruments and Contracts. Based on its assessment of market conditions, McMoRan may enter into financial contracts to manage certain risks resulting from fluctuations in oil and natural gas prices. Costs or premiums and gains or losses on contracts meeting deferral criteria are recognized with the hedged transactions. Also, gains or losses are recognized if the hedged transaction is no longer expected to occur or if deferral criteria are not met. McMoRan monitors its credit risk on an ongoing basis and considers this risk to be minimal.

     McMoRan has oil forward sales contracts related to its Main Pass oil production. Gains or losses on these contracts are recognized with the hedged transaction. McMoRan settled contracts on 0.3 million barrels of oil at a cost of $2.8 million during 2000 and 0.1 million barrels at a cost of $0.2 million during 1999. As of December 31, 2000, McMoRan had contracts to sell 0.1 million barrels of oil at an average price of $19.00 per barrel through December 2001. These contracts had a fair value of approximately $(0.6) million as of December 31, 2000.

     In June 1998, the Financial Accounting Standards Board
(FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133, as subsequently amended, is effective for fiscal years beginning after June 15, 2000 and establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation.

    McMoRan adopted SFAS 133 effective January 1, 2001. Under SFAS 133, McMoRan has designated its Main Pass oil forward sales contracts as cash flow hedges, whereby changes in their fair value will be recognized in other comprehensive income (a component of stockholders' equity) until settled, when resulting gains and losses will be recorded in earnings. Upon adoption of SFAS 133, McMoRan will record the fair value of the oil forward contracts as a liability with a corresponding amount reflected in other comprehensive income. The hedge ineffectiveness associated with these contracts, which is required to be charged to earnings under SFAS 133 is immaterial.

Environmental Remediation and Compliance. McMoRan incurs costs for environmental programs and projects. Expenditures pertaining to future revenues from operations are capitalized. Expenditures resulting from the remediation of conditions caused by past operations that do not contribute to future revenue generation are charged to expense. Liabilities are recognized for remedial activities when the efforts are probable and the costs can be reasonably estimated.

     McMoRan's estimated future expenditures to restore its oil and gas properties and related facilities to a condition that it believes comply with environmental and other regulations are accrued over the life of the properties. These future expenditures are estimated based on current costs, laws and regulations. At December 31, 2000, McMoRan had $16.0 million in accrued oil and gas reclamation costs.

     Effective June 30, 2000, McMoRan initiated a plan to exit the sulphur business (Note 3). Accordingly, McMoRan recorded charges totaling $40.7 million during 2000 to accrue all remaining estimated reclamation costs related to its sulphur mines and related facilities. McMoRan has $69.2 million in discontinued accrued reclamation costs at December 31, 2000, including $15.5 million in current liabilities. McMoRan's discontinued sulphur operations' reclamation costs are partially offset by a $7.3 million receivable, included in "other assets" representing a third party reimbursement commitment relating to McMoRan's Caminada sulphur mine.

     Reclamation cost estimates are by their nature imprecise and can be expected to be revised over time because of a number of factors, including changes in reclamation plans, cost estimates, governmental regulations, technology and inflation.

Share Repurchase Program. In 1999, McMoRan's Board of Directors authorized an open market share purchase program for up to two million shares of its common stock. In March 2000, the Board authorized the purchase of up to an additional 500,000 shares of its common stock, increasing the total shares authorized under the share repurchase program to 2.5 million. As of December 31, 2000, McMoRan had purchased 2,244,635 shares of its common stock at an average cost of $18.56 per share.

Information about Major Customers. Oil from the Main Pass facility, which approximated 40 percent of McMoRan's total revenue during 2000, has been sold exclusively to Amoco Production Company since the Merger date under a sales contract which has been extended to June 30, 2001. McMoRan's remaining oil and gas production is sold to various U.S. purchasers, including one gas purchaser comprising at least 40 percent of its total revenue. All of McMoRan's customers are currently located in the United States.

Earnings Per Share. Basic net income (loss) per share was calculated by dividing net income (loss) applicable to common stock by the weighted-average number of common shares outstanding during the years presented. Diluted net income (loss) per share was calculated by dividing net income by the weighted-average number of common shares outstanding during the years presented
plus the net effect of outstanding dilutive options.   Stock
options representing approximately 96,000 shares of common stock in 2000, 266,000 shares of common stock in 1999 and 164,000 shares of common stock in 1998 were considered anti-dilutive because of these years' net losses and were excluded from the diluted net loss per share calculation.

    Outstanding stock options to purchase approximately 1,274,000 shares of common stock at an average exercise price of $19.74 per share in 2000, 472,000 shares of common stock at an average exercise price of $22.15 per share in 1999, and 813,000 shares of common stock at an average exercise price of $19.31 per share in 1998, were excluded from the diluted net income (loss) per share calculation because their exercise prices were greater than the average market price of McMoRan's common shares for the years presented.

3.  DISCONTINUED SULPHUR OPERATIONS
As a result of the Merger, McMoRan acquired Freeport Sulphur, a business engaged in the purchasing, transporting, terminaling, processing, and marketing of sulphur and the production of related oil reserves. Prior to August 31, 2000, Freeport Sulphur
was also engaged in the mining of sulphur.   The purchase price
($109.1 million) was based on the market value of Freeport Sulphur's stock at the time the Merger was announced plus related transaction costs.

    In July 2000, McMoRan undertook a plan to discontinue its sulphur mining operations and to sell its remaining sulphur transportation, logistics and marketing assets. Main Pass mine production ceased on August 31, 2000. McMoRan has retained the services of Chase Securities Inc. to assist it in the marketing of its sulphur transportation and marketing assets to third parties. McMoRan is actively engaged in a process to identify a buyer of these assets.

    During the fourth quarter of 2000, McMoRan signed a letter of intent for an alternative use of the Main Pass sulphur facility which is intended to generate cash flow to offset and defer a significant portion of the long-term reclamation obligations associated with the facility. This proposed transaction is subject to negotiation of definitive agreements and obtaining appropriate regulatory approvals. Additionally, McMoRan sold its remaining Culberson sulphur mine assets for $3.5 million and its Grand Isle base facility previously used for offshore logistical support of its sulphur operations for $1.2 million, resulting in recognition of gains totaling $4.4 million.

    Following is a summary of financial information for McMoRan's discontinued sulphur operations (in thousands):

                                  For Years Ending December 31,
                                  ----------------------------
                                    2000      1999      1998
                                  --------  --------  --------
Revenues                          $143,309  $189,687  $ 24,276

Income (loss) from discontinued
 operations:
  Before income taxes             $(89,149) $  4,482  $   (528)
  Income tax benefit (provision)       -      (1,569)      -
                                  --------  --------  --------
                                  $(89,149) $  2,913  $   (528)
                                  ========  ========  ========

Estimated loss on disposal        $ (7,500) $    -    $   -
                                  ========  ========  ========

    The loss from discontinued operations for 2000 includes noncash charges totaling $86.0 million to reflect the net realizable value of the sulphur segment assets and liabilities. These charges include $20.1 million to write-off the remaining book value of the Main Pass sulphur mine; $25.2 million for the writedown of the book value of the mining-related assets, primarily certain specialized marine equipment used in handling mined sulphur, to their estimated recoverable values; and $40.7 million for the remaining unaccrued estimated mine reclamation costs.

    As a result of terminating production at Main Pass, certain sulphur reclamation and mine shutdown costs are expected to be incurred on an accelerated basis. Accordingly, $15.5 million of sulphur reclamation costs are reported as current liabilities at December 31, 2000. During the second half of 2000, McMoRan incurred a total of $16.3 million of sulphur reclamation costs, including $13.7 million for the Main Pass mine and related facilities.

    McMoRan's loss on the disposal of its sulphur assets was estimated to be $7.5 million at the July 2000 measurement date. The accrual for the loss is comprised of employee-related charges, including $4.7 million of employee termination charges and $2.8 million resulting from curtailments of McMoRan's retirement and post-retirement health and welfare pension plans. McMoRan anticipates the funding of these costs will occur in 2001.

    In connection with the decision to discontinue the sulphur operations, McMoRan recorded a $34.9 million non- cash charge to its deferred tax valuation allowance, which eliminated its net deferred tax asset related primarily to its sulphur transportation, logistics and marketing business. Accounting standards require this charge to be included in the loss from continuing operations as a component of income tax expense.

    A significant portion of McMoRan's sulphur is sold to IMC-Agrico Company (IMC-Agrico), a chemical fertilizer producer jointly owned by IMC Global and Phosphate Resource Partners, under a long-term supply contract that extends for as long as IMC-Agrico has a requirement for sulphur. Sales to IMC-Agrico totaled 73.1 percent of sulphur sales during 2000, 72.6 percent of its sulphur sales during 1999 and 68.4 percent of its sulphur sales for the 1998 period after the Merger. See Note 10 regarding litigation involving the long-term sulphur supply contract with IMC-Agrico.

4.  ACQUISITIONS AND EXPLORATION PROGRAM
In 1997, McMoRan completed a rights offering, in which it sold approximately 5.7 million shares of its common stock, (as adjusted for the effects of the Merger, see Note 1) and received $92.2 million of net proceeds (Rights Offering). In connection with the Rights Offering, McMoRan, Phosphate Resource Partners Limited Partnership (Phosphate Resource Partners) and an individual investor (see Note 5) formed an aggregate $210 million, multi-year oil and gas exploration program to explore and develop prospects primarily offshore in the Gulf of Mexico and onshore in the Gulf Coast region (the Exploration Program). In November 1999, McMoRan purchased Phosphate Resource Partners' 47 percent interest in the Exploration Program for $31.9 million, net of transaction costs. Phosphate Resource Partners and its parent IMC Global Inc. also agreed to dismiss with prejudice a lawsuit against McMoRan (see Note 10). McMoRan currently owns a 95 percent interest in the Exploration Program, with the individual investor owning the remaining five percent. At December 31, 2000 an aggregate $207.2 million had been incurred by the Exploration Program, with the remaining $2.8 million planned and committed for expenditure during 2001.

   Effective January 1, 2000, McMoRan acquired from Texaco Exploration and Production Inc. (Texaco) the right to explore and earn assignments of operating rights in 89 unexplored oil and gas properties. The properties covered about 391,000 gross acres and are located in water depths ranging from 10 to 2,600 feet in federal and state waters offshore Louisiana and Texas. McMoRan has $110 million of exploration expenditures on these properties to be incurred or committed to by June 30, 2003, with minimum spending requirements during the interim (see Note 10).

   On January 14, 2000, McMoRan purchased from Shell Offshore Inc. (Shell), a wholly owned subsidiary of Royal Dutch Petroleum Co., Shell's interest in 55 exploration leases for $37.8 million after transaction costs and purchase adjustments. The leases cover approximately 260,000 gross acres and are located in varying water depths of up to a maximum of approximately 2,000 feet in the offshore Louisiana area. McMoRan funded the purchase with borrowings under its bank lines of credit (see Note 9).

   The following unaudited selected pro forma information presents the results of operations of McMoRan as if the Merger and the purchase of Phosphate Resource Partners had occurred on January 1, 1998. These unaudited pro forma results of operations have been prepared for informational purposes only and do not necessarily indicate the results of operations that actually would have occurred had the acquisitions taken place on these dates, or which may result in the future.

                                        Years Ended December 31,
                                        ------------------------
                                          1999            1998
                                        ---------       --------
                                              In Thousands,
                                          except per share data)
    Revenue                             $  63,789       $ 39,112
    Income (loss) from discontinued
      sulphur operations                    2,913         (3,945)
    Net loss                               (8,620)       (47,010)
    Basic and diluted net loss per share    (0.64)         (5.09)

5.  TRANSACTIONS WITH AFFILIATES
Management Services. FM Services Company (FM Services) provides certain management and administrative services to McMoRan including technical, administrative, accounting, financial, tax and other services under a management services agreement. Related amounts charged to McMoRan, which include the actual costs of these services and related overhead, totaled $12.1 million in 2000, $9.9 million in 1999 and $4.3 million in 1998. McMoRan owns 45 percent of FM Services. Management believes the costs for these services do not differ materially from the costs that would have been incurred had the relevant personnel providing the services been employed directly by McMoRan.

Phosphate Resource Partners Limited Partnership. In November 1997, Phosphate Resource Partners purchased approximately 5.5 percent or 770,000 of McMoRan's post Merger total shares for $13.5 million in fulfillment of its commitment to purchase any shares relating to unexercised rights from the Rights Offering (the Stand-By Commitment). In August 1997, Phosphate Resource Partners purchased the ownership interests owned by MCN Energy Group Inc. in the Vermilion Blocks 160 and 410 oil and gas fields ($24.5 million), and assumed the then outstanding debt owed by McMoRan under a previous exploration program ($20.0 million). Upon completion of the Rights Offering, McMoRan reimbursed the $44.5 million previously paid by Phosphate Resource Partners and also paid them a $6.0 million fee for the Stand-by Commitment, for acquiring and holding these assets until completion of the Rights Offering and for agreeing to enter into the Exploration Program. In 1999, as part of McMoRan's open market share repurchase program (see Note 2), McMoRan purchased all of the shares owned by Phosphate Resource Partners for $12.8 million or $16.64 per share.

Program Participant. Effective December 15, 1997, Mr. Gerald J. Ford, an individual investor elected to McMoRan's Board of Directors in January 1998, became an individual participant in the Exploration Program (Note 4). Through December 31, 2000, Mr. Ford has paid $7.3 million for his proportionate share of the Exploration Program and related development costs incurred, net of his proportional interest in the proceeds from the sale of Brazos Block A-19 and Vermilion Block 408.

6.  PROPERTY, PLANT AND EQUIPMENT, OTHER ASSETS AND OTHER
LIABILITIES
The components of net property, plant and equipment follow (in thousands):

                                            December 31,
                                       ---------------------
                                          2000       1999
                                       ---------   ---------
   Oil and gas property, plant
     and equipment                     $ 186,897   $ 137,046
   Other                                     585         793
                                       ---------   ---------
                                         187,482     137,839
   Accumulated depreciation              (71,251)    (40,480)
                                       ---------   ---------
   Property, plant and equipment, net  $ 116,231   $  97,359
                                       =========   =========

Capitalized costs associated with exploratory wells in progress at December 31, 2000 were approximately $20.4 million.

The components of other assets follow (in thousands):

                                            December 31,
                                       ---------------------
                                          2000       1999
                                       ---------   ---------
   Long-term receivable (Note 2)       $   7,317   $   9,206
   Restricted cash (Note 10)               3,500         -
   Deferred financing fees                 1,094         354
   Prepaid pension asset and other           225       1,231
                                       ---------   ---------
                                       $  12,136   $  10,791
                                       =========   =========

The components of other long-term liabilities follow (in thousands):

                                            December 31,
                                       ---------------------
                                          2000        1999
                                       ---------   ---------
Retiree medical liability              $   3,923   $   2,104
Accrued group insurance                    3,598       3,830
IMC Global Inc. retiree obligation
 (Note 10)                                 8,788      10,608
Sulphur-related obligation (Note 10)          -        9,653
Sulphur-related environmental liability
 (Note 10)                                 3,500         -
Defined benefit pension plan liability     1,982         192
Deferred revenues and other                  733       1,082
                                       ---------   ---------
                                       $  22,524   $  27,469
                                       =========   =========

7.  EMPLOYEE BENEFITS
Stock Options. Prior to the Merger, both McMoRan Oil & Gas and Freeport Sulphur had outstanding non-qualified stock options and McMoRan Oil & Gas had outstanding stock appreciation rights (collectively, stock-based awards) previously granted under certain McMoRan Oil & Gas and Freeport Sulphur benefit plans. Pursuant to the Merger, all outstanding stock-based awards were cancelled and replaced with McMoRan stock options granted under the McMoRan Adjusted Stock Award Plan (McMoRan Adjusted Plan).

     The McMoRan Adjusted Plan issued stock options on the same basis as the McMoRan common shares that were distributed to the former McMoRan Oil & Gas and Freeport Sulphur shareholders upon consummation of the Merger (see Note 1). Accordingly, for each McMoRan Oil & Gas and Freeport Sulphur stock-based award outstanding at the Merger date, McMoRan stock options were granted in amounts and with exercise prices equal to the previous McMoRan Oil & Gas and Freeport Sulphur awards, as adjusted to reflect the Merger. In early 1999, an investor group's beneficial ownership of McMoRan common stock increased to a level that exceeded the 20 percent threshold that triggers acceleration of the vesting periods under the provision of the McMoRan Adjusted Plan. As a result, all options issued under the McMoRan Adjusted Plan became fully exercisable.

     In May 2000, the McMoRan shareholders approved the McMoRan 2000 Stock Incentive Plan (the 2000 Plan). At December 31, 2000, the 2000 Plan is authorized and has available for grant options representing up to 600,000 McMoRan shares. In 1998, the McMoRan Oil & Gas and Freeport Sulphur shareholders approved the McMoRan 1998 stock option plan (the 1998 Plan) in connection with the Merger. The 1998 Plan is authorized to grant options representing up to 775,000 McMoRan common shares. McMoRan also adopted the McMoRan 1998 Stock Option Plan for Non-Employee Directors (the Director Plan), authorizing McMoRan to grant directors options to purchase up to 75,000 McMoRan common shares. Generally, stock options granted are exercisable in 25 percent annual increments beginning one year from the date of grant and will expire 10 years after the date of grant. Options to purchase 25,000 shares under the 1998 Plan and 65,000 shares under the Director Plan were available for new grants as of December 31, 2000.

      A summary of stock options outstanding (with prior years' outstanding McMoRan Oil & Gas options adjusted to reflect the effective reverse stock split as a result of the Merger) follows:

                         2000               1999              1998
                   ----------------- ----------------- -----------------
                    Number   Average  Number   Average   Number  Average
                      of      Option    of      Option    of      Option
                   Options    Price   Options   Price   Options   Price
                   --------- ------- --------- ------- --------- -------
Beginning of year  1,891,113 $ 17.06 1,501,884 $ 16.82 1,021,227 $ 15.80
Granted              165,750   19.16   646,000   17.49    65,500   24.95
Issued to Freeport
  Sulphur
   optionholders       -        -         -        -     464,784   17.87
Exercised            (73,239)  13.05  (121,666)  16.16   (19,885)  15.23
Expired/forfeited    (81,672)  16.54  (135,105)  17.21   (29,742)  17.70
                   ---------         ---------         ---------
End of year        1,901,952   17.42 1,891,113   17.06 1,501,884   16.82
                   =========         =========         =========

     Summary information of all stock options outstanding at December 31, 2000 follows:

                            Options Outstanding     Options Exercisable
                        --------------------------- -------------------
                                 Weighted  Weighted           Weighted
                         Number   Average  Average   Number    Average
                          of     Remaining Options     of      Option
Range of Exercise Prices Options   Life     Price    Options    Price
----------------------- -------- --------- -------  ---------  -------
   $10.11 to $15.13       632,610 5.1 years $12.72    395,110  $ 12.03
   $15.35 to $22.14     1,214,417 5.9 years  19.51    858,917    18.90
   $25.31                  54,925 7.0 years  25.31     54,925    25.31
                        ---------                   ---------
                        1,901,952                   1,308,952
                        =========                   =========

     McMoRan has adopted the disclosure-only provisions of SFAS 123, "Accounting for Stock Based Compensation," and continues to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized for McMoRan's stock option grants. Had compensation cost for McMoRan's stock option grants been determined based on the fair value at the grant dates for awards under those plans consistent with SFAS 123, McMoRan's proforma SFAS 123 results would have increased its net loss by $1.9 million to $133.4 million ($9.01 per share) in 2000, reduced its net income by $8.7 million to a net loss of $8.6 million ($0.63 per share) in 1999 and increased its net loss by $3.0 million to $21.1 million ($2.29 per share) in 1998. The proforma 1999 results include approximately $8.0 million of compensation associated with the accelerated vesting of options granted under the McMoRan Adjusted Plan. For the proforma computations, the fair values of the option grants were estimated on the dates of grant using the Black-Scholes option-pricing model. The weighted average fair value for stock option grants was $11.50 per option in 2000, $10.00 per option in 1999, and $7.89 per option in 1998, as adjusted for the effects of the Merger. The weighted average assumptions used include a risk-free interest rate of 6.7 percent in 2000, 5.6 percent in 1999 and 5.3 percent in 1998, with expected volatility of 35 percent in 2000, 34 percent in 1999 and 47 percent in 1998 and expected lives of 10 years. The proforma effects on net income (loss) are not representative of future years because of the potential changes in the factors used in calculating the Black-Scholes valuation, the timing of option grants and the effect of the accelerated vesting in 1999. No other discounts or restrictions related to vesting or the likelihood of vesting of stock options were applied.

Pension Plans and Other Benefits. Prior to the Merger, McMoRan's defined benefit plan assets and liabilities and related costs were immaterial because of McMoRan's limited number of employees. In connection with the Merger, McMoRan merged its plan with Freeport Sulphur's defined benefit plan. During 2000, McMoRan decided to terminated its defined benefit pension plan covering substantially all its employees and replace this plan with a defined contribution plan for its employees, as further discussed below. All participants' account balances in the plan were fully vested on June 30, 2000 and interest credits will continue to accrue under the plan until the assets are finally liquidated. The final distribution will occur once approval is obtained from the Internal Revenue Service and the Pension Benefit Guaranty Corporation, which is expected in 2001. McMoRan also provides certain health care and life insurance benefits (Other Benefits) to retired employees. In connection with early retirement programs implemented during 1999 and 2000, McMoRan increased its benefit obligation by approximately $3.0 million and $1.0 million, respectively, in special termination benefits granted to retiring employees. McMoRan recognized a $1.5 million curtailment loss for its Other Benefits as a result of the substantial reduction in its workforce following its decision to discontinue its sulphur operations. McMoRan has the right to modify or terminate these benefits. Information on the McMoRan plans follows (dollars in thousands):

                                    Pension Benefits    Other Benefits
                                   ------------------  ----------------
                                     2000      1999     2000     1999
                                   --------  --------  -------  -------
Change in benefit obligation:
Benefit obligation at the beginning
  of year                          $(12,552) $(10,366) $(1,750) $(1,953)
Service cost                           (329)     (782)     (87)    (104)
Interest cost                          (879)     (783)    (189)    (128)
Plan amendments                         -         -        -        (65)
Curtailment loss                     (1,300)a     -     (1,495)      -
Special termination benefits         (1,000)   (3,031)    (157)      -
Actuarial gains (losses)                365       261   (1,082)     492
Benefits paid                         5,883     2,149      158        8
                                   --------  --------  -------  -------
Benefit obligation at end of year    (9,812)  (12,552)  (4,602)  (1,750)
                                   --------  --------  -------  -------
 Change in plan assets:
Fair value of plan assets at
  beginning of year                  15,635    15,306       -        -
Actual return on plan assets            575     2,478       -        -
Employer contributions                  -         -        158        8
Benefits paid                        (5,883)   (2,149)    (158)      (8)
                                   --------  --------  -------  -------
Fair value of plan assets at end
  of year                            10,327    15,635       -        -
                                   --------  --------  -------  -------

Funded status                           515     3,083   (4,602)  (1,750)
Unrecognized net actuarial(gain)loss (2,497)   (2,496)     667     (414)
Unrecognized prior service cost         -         -         12       60
                                   --------  --------  -------  -------
Prepaid (accrued) benefit cost     $ (1,982) $    587  $(3,923) $(2,104)
                                   ========  ========  =======  =======

Weighted-average assumptions (percent):
Discount rate                          n/a a     8.00      7.5     8.00
Expected return on plan assets         n/a a     9.00       -       -
Rate of compensation increase          n/a a     4.25       -       -

  a. As discussed above, McMoRan decided to terminate its defined benefit pension plan, resulting in a $1.3 million curtailment loss, and ceased accruing benefits on June 30, 2000.

     The initial health care cost trend rate used for the other benefits was 6.5 percent in 2000, decreasing ratably annually until reaching 4.75 percent in 2004. A one-percentage point increase or decrease in assumed health care cost trend rates would not have a significant impact on service or interest costs. The components of net periodic benefit cost for McMoRan's plans follow (in thousands):

                                 Pension Benefits        Other Benefits
                              ---------------------    -------------------
                                2000    1999   1998     2000   1999   1998
                              -------  ------  ----    ------  -----  ----
Service cost                  $   329  $  782  $ 60    $   87  $ 104  $  9
Interest cost                     879     783    60       189    128    10
Curtailment loss                1,300      -     -      1,540     -     -
Special termination benefits       -       -     -        157     -     -
Expected return on plan assets (1,124) (1,339) (112)       -      -     -
Amortization of prior service
  costs                           -       -      -          4      5    -
                              -------  ------  ----    ------  -----  ----
Net periodic benefit cost     $ 1,384  $  226  $  8    $1,979  $ 237  $ 19
                              =======  ======  ====    ======  =====  ====

     McMoRan has an employee savings plan under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to contribute up to 20 percent of their pre-tax compensation, subject to limitations prescribed by the Internal Revenue Code, which was $10,000 for both 1998 and 1999 and $10,500 for 2000.
McMoRan matches 100 percent of the first 5 percent of the employees' contribution, with such matching amounts vesting after three years of service. As a result of McMoRan's decision to terminate its defined benefit pension plan effective July 1, 2000, McMoRan fully vested all active Section 401(k) savings plan participants on June 30, 2000. Subsequently, all new plan participants will vest in McMoRan's matching contributions upon three years of service with McMoRan. Additionally, McMoRan established a defined contribution plan for substantially all its employees. Under this plan McMoRan contributes amounts to individual employee accounts totaling either 4 percent or 10 percent of each employee's pay, depending on a combination of each employee's age and years of service with McMoRan. McMoRan charged operations for a total of $0.8 million in 2000 and $0.7 million in 1999 for its cost of the Section 401(k) savings plan and the 2000 cost of the new defined contribution plan. The matching contribution was immaterial in 1998 because of McMoRan's limited number of employees. Additionally, McMoRan has other employee benefit plans, certain of which are related to McMoRan's performance, which costs are recognized currently in general and administrative expense.

8.  INCOME TAXES
McMoRan accounts for income taxes pursuant to SFAS 109, "Accounting for Income Taxes." In 1998, McMoRan recorded a $35.0 million net deferred tax asset upon the acquisition of Freeport Suphur's assets (see Note 3). As a result of McMoRan's decision to discontinue its sulphur business and after evaluating the projected operating results from continuing operations, during 2000 McMoRan concluded that a full valuation allowance was required for its net deferred tax asset resulting in a charge to income tax expense of $34.9 million. McMoRan has $139.3 million of net deferred tax assets as of December 31, 2000, resulting from temporary differences related to McMoRan's exploration and development activities. McMoRan has provided a valuation allowance, which includes approximately $45 million associated with McMoRan's discontinued sulphur operations, for the full amount of these temporary differences. The components of McMoRan's net deferred tax asset at December 31, 2000 and 1999 follow (in thousands):

                                           December 31,
                                      ----------------------
                                        2000          1999
                                      --------      --------
Net operating loss carryforwards
  (expire 2006-2020)                  $ 54,489      $ 43,871
Property, plant and equipment           42,898        33,907
Reclamation and shutdown reserves       32,887        20,833
Deferred compensation, postretirement
  and pension benefits                   8,217         3,650
Other                                      767         3,199
Less valuation allowance              (139,258)      (70,519)
                                      --------      --------
  Net deferred tax asset              $   -         $ 34,941
                                      ========      ========

    McMoRan recognized no income tax provision or benefit prior to 1999. McMoRan's income tax provision totaled $71,000 in 1999, which included state income taxes of $12,000 and deferred federal income taxes of $59,000.

Reconciliations of the differences between income taxes computed at the federal statutory tax rate and the income taxes recorded follow (dollars in thousands):

                                     2000             1999           1998
                               ----------------- --------------  --------------
                                Amount   Percent Amount Percent  Amount Percent
                               --------- ------- ------- ------  ------  ------
Income taxes
  computed at the federal
  statutory income tax rate    $     (29)  (35)% $ 1,505   (35)% $ 6,155  35%
Change in valuation allowance    (34,913)   **      (525)  (12)   (6,155 (35)
State taxes and other                -      -        517  (832)       -   -
                               ---------   ---   -------  ----   ------- ---
Income tax (provision) benefit $ (34,942)   ** % $ 1,497   (35)%      -   - %
                               =========   ===   =======  ====   ======= ===
** Not meaningful

9.   HALLIBURTON ALLIANCE and LONG -TERM DEBT

                                           December 31,
                                        ------------------
                                           2000     1999
                                        --------  --------
                                          (In Thousands)
Freeport Sulphur credit facility,
  average rate 7.8% in 2000 and
  7.5% in 1999                          $ 46,000  $ 14,000
McMoRan Oil & Gas credit facility,
  average rate 8.3% in 2000 and
  8.2% in 1999                               -         -
Less: current portion                    (46,000)      -
                                        --------  --------
Long-term debt                          $    -    $ 14,000
                                        ========  ========

    In June 2000, McMoRan consummated an agreement with Halliburton Company to form a strategic alliance that combines the skills, technologies and resources of both companies' personnel and technical consultants into an integrated team to manage McMoRan's oil and gas activities. Halliburton will provide products and services to McMoRan at market rates and McMoRan will use Halliburton's products and services on an exclusive basis to the extent practicable.

    Halliburton has provided a guarantee that provides up to $50 million of borrowings available to McMoRan Oil & Gas under terms of its amended revolving facility. Under terms of the variable-rate facility, McMoRan has potential credit availability of up to $75 million, including the $50 million currently available under the Halliburton guarantee. The $25 million balance of the commitment is subject to semi-annual borrowing base re-determinations based on traditional present value analysis of McMoRan Oil & Gas' proved reserves. Currently, McMoRan has no availability under this portion of the commitment; however, the $25 million of availability could become available in total or in part upon the bank's evaluation of McMoRan's new discoveries during 2000 and in the future. Any future amounts available under the $25 million portion of the commitment cannot be drawn unless all amounts available under the Halliburton guaranteed facility are fully drawn.

    McMoRan pays Halliburton commitment fees based on amounts borrowed and available under its portion of the facility. As security for Halliburton's guarantee, McMoRan has provided a first priority lien on interests in its producing fields, excluding Main Pass Oil, and in Ship Shoal Block 296, where it announced a discovery during the second quarter of 2000. Halliburton also has the right to elect to participate in McMoRan's future development opportunities by providing a portion of the exploration and development costs of each prospect in which it elects to participate. Amounts paid by Halliburton representing the reimbursement of exploration costs will be used to reduce outstanding borrowings and the commitment under the
Halliburton guaranteed portion of the facility.   As of December
31, 2000, McMoRan had no borrowings outstanding under this facility and Halliburton has not elected to participate in any McMoRan prospects. This facility will mature by December 31, 2003.

    The amount of availability under the Halliburton guaranteed portion of the facility is contingent upon McMoRan's raising additional capital. During 2000, McMoRan raised $75 million of additional capital to satisfy the Halliburton requirements through December 31, 2000. McMoRan met these capital requirements by issuing 3.8 million common shares for $50.2 million in April 2000 and by entering into farm-out agreements for certain of its exploration prospects. These farm-out agreements, which involve the participation of third parties in McMoRan's exploration prospects, will reduce McMoRan's future drilling commitments by
at least $25 million.   McMoRan is required to raise a total of
$125 million of capital by December 2001, which requires McMoRan to raise an approximate $50 million of additional capital in 2001. In the event McMoRan fails to raise the cumulative $125 million by December 31, 2001, the $50 million commitment will be reduced by the amount of the shortfall and McMoRan will be required to repay any loans outstanding in excess of the adjusted commitment amount. McMoRan can meet its obligations with respect to additional capital through the sale of equity securities, program interests in its exploration prospects or the sale of interests in individual exploration prospects.

     In addition to the facility discussed above, McMoRan has a variable rate revolving credit facility that is available to Freeport Sulphur. On August 11, 2000, Freeport Sulphur amended its credit facility to provide $64.5 million for use solely in McMoRan's discontinued sulphur operations. This amended revolving credit facility is secured by substantially all of the assets of Freeport Sulphur, including its Main Pass oil interests, and will mature on the earlier of April 30, 2001 or the receipt of the net proceeds from the sale of McMoRan's sulphur transportation, logistics and marketing assets. The sulphur debt is classified as a current liability in McMoRan's balance sheet.

10.  COMMITMENTS AND CONTINGENCIES
Commitments. At December 31, 2000, McMoRan had committed to spend $115 million during 2001 on exploration and development activities. Actual expenditures could be significantly higher during 2001 as McMoRan continues to evaluate exploration opportunities on its large acreage position (Note 4). Effective January 1, 2000, McMoRan entered into an agreement with Texaco that committed it to expend $110 million on exploration by June 30, 2003 (see Note 4). Under the terms of the agreement McMoRan exceeded the requirement to spend a minimum of $10 million by December 31, 2000. As of December 31, 2000, McMoRan is required to commit to spend an additional $33.6 million through June 30, 2001, an additional $30 million through June 30, 2002 and an additional $30 million by June 30, 2003. If McMoRan does not meet this commitment schedule it would be subject to a penalty payment of 25 percent of the remaining unexpended and uncommitted minimum amount for the applicable period.

     Additionally, McMoRan has a contract with CLK Company L.L.C., an independently owned company, to provide geological and geophysical services to McMoRan on an exclusive basis. The contract provides for an annual retainer fee of $2.5 million ($0.5 million of the annual fee paid in McMoRan common stock, recorded at fair market value at the time issued), plus certain expenses and a 3 percent overriding royalty interest in prospects accepted by McMoRan. Cost of services provided by CLK totaled $3.1 million in 2000, $2.7 million in 1999 and $2.6 million in 1998.

Long-term Contracts and Operating Leases. McMoRan's minimum annual contractual charges under non-cancelable long-term contracts and operating leases total $138.7 million, with $19.3 million in 2001, $15.9 million in 2002, $15.9 million in 2003, $15.5 million in 2004, $15.0 million in 2005 and $57.2 million thereafter. Substantially all of these operating lease payments are associated with McMoRan's lease of an additional tanker to enhance its sulphur marine transportation services and the leasing of its previously owned sulphur rail cars. As discussed in Note 3, McMoRan is currently marketing its sulphur transportation, logistics and marketing assets and expects that these leases would likely be assigned to a potential buyer. As a result, McMoRan's long-term commitments may be substantially less than these reported amounts.

Other Liabilities. Freeport Sulphur has a liability to IMC Global Inc. for a portion of IMC Global's postretirement benefits costs relating to certain retired employees of Freeport Sulphur. At December 31, 2000 the liability was estimated to total $10.5 million, including $1.7 million in current liabilities. Future changes to this estimate, because of changes in assumptions or actual results varying from projected results, will be recorded in earnings.

     During 2000, Freeport Sulphur negotiated a termination of a sulphur-related obligation owed to Devon Energy Inc. the successor to Pennzoil Company. Freeport Sulphur had assumed this obligation in the 1995 purchase of Pennzoil's sulphur division. Under terms of the sales agreement, Freeport Sulphur was required to make quarterly payments to Pennzoil based on the average market price of sulphur for the given quarter. The payments were scheduled to terminate in 2015. In the third quarter of 2000, this obligation was terminated. Freeport Sulphur paid $6.0 million to Devon Energy and placed $3.5 million in an escrow account to fund certain environmental liabilities, associated with Pennzoil's previous sulphur operations, which Freeport Sulphur assumed. The restricted escrowed funds, which approximate McMoRan's estimate of the assumed environmental liabilities, is classified as a long-term asset and recorded in "Other assets" in the balance sheet at December 31, 2000.

Litigation. Freeport Sulphur's sulphur supply agreement with IMC-Agrico requires good faith renegotiation of the pricing provisions if a party can establish that fundamental changes in IMC-Agrico's operations or the sulphur and sulphur transportation markets invalidate certain assumptions and result in the performance by that party becoming "commercially impracticable" or "grossly inequitable." In the fourth quarter of 1998, IMC-Agrico attempted to invoke this contract provision in an effort to renegotiate the pricing terms of the agreement. After careful review of the agreement, IMC-Agrico's operations and the referenced markets, Freeport Sulphur determined that there is no basis for renegotiation of the pricing provisions of the agreement. After discussions failed to resolve this dispute, Freeport Sulphur filed suit against IMC-Agrico seeking a judicial declaration that no basis exists under the agreement for a renegotiation of its pricing terms. IMC-Agrico has alleged that Freeport Sulphur's announced suspension of sulphur production at Main Pass and Freeport Sulphur's proposed sale of its sulphur transportation assets constitute a statement of intent to breach Freeport Sulphur's obligations under the agreement. Freeport Sulphur intends to pursue vigorously its rights under the agreement.

     IMC Agrico asserted that Freeport Sulphur cannot assign the sulphur supply contract without IMC-Agrico's consent on the basis that a sale of Freeport Sulphur's transportation and marketing assets would not constitute a sale of substantially all of Freeport Sulphur's assets, a condition IMC-Agrico asserts is necessary for an assignment without its consent, since the Main Pass facilities would not be included in the sale. In December 2000, IMC-Agrico filed a motion for summary judgment on this issue. Freeport Sulphur believes that a sale of the transportation and marketing assets would constitute substantially all of Freeport Sulphur's assets because the reclamation obligations associated with Main Pass result in these facilities having a negative value and the discontinuation of sulphur production at Main Pass did not breach the sulphur supply agreement. Freeport Sulphur and its legal advisors believe all of IMC-Agrico's claims are without merit.

Environmental. McMoRan has made, and will continue to make, expenditures for the protection of the environment. McMoRan is subject to contingencies as a result of environmental laws and regulations. Present and future environmental laws and regulations applicable to McMoRan's operations could require substantial capital expenditures or could adversely affect its operations in other ways that cannot be predicted at this time.

12. SUPPLEMENTARY OIL AND GAS INFORMATION
McMoRan's oil and gas exploration, development and production activities are conducted in the offshore Gulf of Mexico and onshore Gulf Coast areas of the United States. Supplementary information presented below is prepared in accordance with requirements prescribed by SFAS 69 " Disclosures about Oil and Gas Producing Activities."

Oil and Gas Capitalized Costs.

                                         Years Ended
                                         December 31,
                                    --------------------
                                      2000        1999
                                    --------    --------
                                       (In Thousands)
Unevaluated  properties, including
   drilling in-progress             $ 52,365    $  9,702
Evaluated                            134,532     127,344
                                    --------    --------
Subtotal                             186,897     137,046
Less accumulated depreciation,
 depletion and amortization          (70,785)    (40,419)
                                    --------    --------
Net oil and gas properties          $116,112    $ 96,627
                                    ========    ========

Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities.

                                 Years Ended December 31,
                             --------------------------------
                               2000        1999        1998
                             --------     -------     -------
                                      (In Thousands)
Acquisition of properties:
  Proved                     $    -       $34,172     $ 5,037
  Unproved                     45,838       2,388         103
Exploration costs             106,488      12,000      19,006
Development costs              12,910      10,764      27,554
                             --------     -------     -------
                             $165,236     $59,324     $51,700
                             ========     =======     =======

Proved Oil and Gas Reserves (Unaudited). Proved oil and gas reserves at December 31, 2000 have been estimated by independent petroleum engineers in accordance with guidelines established by the Securities and Exchange Commission (SEC), which require such estimates to be based upon existing economic and operating conditions. All estimates of oil and gas reserves are inherently imprecise and subject to change as new technical information about the properties is obtained. Additionally, SEC regulations require the use of certain restrictive definitions based on a concept of "reasonable certainty" in the determination of proved oil and gas reserves and related cash flows. A substantial portion of McMoRan's proved reserves as of December 31, 2000 are represented by new discoveries. The estimates of proved reserves using the SEC definitions results in limited proved reserves assigned to new discoveries which have not been delineated by drilling or placed on production. Consequently, management does not consider these estimates to be reflective of the ultimate recoverable volumes attributable to McMoRan's properties, and cautions against the simplistic use of the reserve quantity and "standardized measure" information shown below. Substantially all of McMoRan's proved reserves, including the 3,668,000 barrels of oil acquired at Main Pass on November 17, 1998, are located in offshore in the Gulf of Mexico. Oil, including condensate and plant products, is stated in thousands of barrels and natural gas is in millions of cubic feet.

                                           Oil                   Gas
                                   -------------------  ----------------------
                                    2000   1999   1998   2000    1999    1998
                                   -----  -----  -----  ------  ------  ------
Proved reserves:
  Beginning of year                5,245  3,996    463  62,575  58,461  40,234
  Revisions of previous estimates    789  1,823     14  (3,782) (1,102)  4,111
  Discoveries and extensions       1,388    746     68  35,468     589  18,788
  Production                      (1,152)(1,354)  (304) (8,291)(14,026) (8,634)
  Sale of reserves                  (763)    (5)   -   (29,128) (7,112)    -
  Purchase of reserves               -       39  3,755     -    25,765   3,962
                                   -----  -----  -----  ------  ------  ------
  End of year                      5,507  5,245  3,996  56,842  62,575  58,461
                                   =====  =====  =====  ======  ======  ======
Proved developed reserves:
  Beginning of year                4,499  3,984    383  61,630  39,428  23,086
                                   =====  =====  =====  ======  ======  ======
  End of year                      4,843  4,499  3,984  35,584  61,630  39,428
                                   =====  =====  =====  ======  ======  ======

Standardized Measure of Discounted Future Net Cash Flows From Proved Oil and Gas Reserves (Unaudited).
McMoRan's standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves were computed using reserve valuations based on regulations prescribed by the SEC. These regulations provide for the use of year-end oil and gas prices in the projection of future net cash flows.

                                                  December 31,
                                             ---------------------
                                                2000        1999
                                             ---------    --------
                                                 (In Thousands)
Future cash inflows                          $ 725,346a   $265,683a
Future costs applicable to future cash flows:
  Production costs                            (107,298)    (87,744)
  Development and abandonment costs            (80,199)    (30,795)
                                             ---------    --------
Future net cash flows before income taxes      537,849     147,144
Future income taxes                            (57,553)        -
                                             ---------    --------
Future net cash flows                          480,296     147,144
Discount for estimated timing of
 net cash flows (10% discount rate)            (82,510)    (33,981)
                                             ---------    --------
                                             $ 397,786    $113,163
                                             =========    ========

a. Includes a reduction of future cash flows of approximately
  $0.6 million and $2.1 million at December 31, 2000 and 1999, respectively, resulting from the hedged positions of Main Pass' oil, as discussed in Note 1, "Financial Instruments and Contracts."

Changes in Standardized Measure of Discounted Future Net Cash
Flows From Proved Oil and Gas Reserves (Unaudited).

                                                 Years Ended December 31,
                                               ----------------------------
                                                 2000      1999      1998
                                               --------  --------  --------
                                                      (In Thousands)
Beginning of year                              $113,163  $ 67,451  $ 45,623
Revisions:
  Changes in prices                             108,313    26,745    (9,128)
  Accretion of discount                          11,316     6,745     4,562
   Other changes, including revised
      estimates of development
      costs and rates of production                (827)     (927)    1,029
Discoveries and extensions, less related costs  264,320     6,135    10,273
Development costs incurred during the year        9,056    14,590    24,007
Change in future income taxes                   (31,350)      -         -
Revenues, less production costs                 (33,837)  (37,853)  (16,994)
Sale of reserves in place                       (42,368)   (5,260)      -
Purchase of reserves in place                       -      35,537     8,079
                                               --------  --------  --------
End of year                                    $397,786  $113,163  $ 67,451
                                               ========  ========  ========

13.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                Net Income
                                                             (Loss) per Share
                                    Operating       Net       ---------------
                        Revenues   Income(Loss) Income(Loss)  Basic  Diluted
                        --------   -----------  -----------   -----  -------
                               (In Thousands, Except Per Share Amounts)
2000
1st Quarter             $17,183     $(11,625)    $ (17,004)   $(1.36) $(1.36)
2nd Quarter              15,720      (12,204)     (137,392)a   (9.11)  (9.11)
3rd Quarter              14,238       28,113 b      25,447      1.61    1.60
4th Quarter              11,505       (3,364)c      (2,559)    (0.16)  (0.16)
                        -------     --------     ---------
                        $58,646     $    920     $(131,508)    (8.88)  (8.88)
                        =======     ========     =========

1999
1st Quarter             $11,076     $ (1,327)    $   1,314     $0.09  $ 0.09
2nd Quarter              13,850       (2,024)          839      0.06    0.06
3rd Quarter              13,779       (1,242)       (1,271)    (0.10)  (0.10)
4th Quarter              15,639          574          (773)    (0.06)  (0.06)
                        -------     --------     ---------
                        $54,344     $ (4,019)    $     109      0.01    0.01
                        =======     ========     =========

a. Includes charges totaling $78.1 million as a result of McMoRan's decision to discontinue its sulphur operations. Also reflects a related $34.9 million income tax provision charge (see Notes 3 and 8).
b. Includes a $43.2 million gain on the sale of McMoRan's interests in Brazos Block A-19 ($40.1 million) and Vermilion Block 408 ($3.1 million).
c. Include a $23.5 million gain from the settlement of McMoRan's business interruption insurance claim for Brazos Block A-19.


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF McMoRan EXPLORATION CO.:

     We have audited the accompanying balance sheets of McMoRan Exploration Co. (a Delaware Corporation) as of December 31, 2000 and 1999 and the related statements of operations, cash flow and changes in stockholders' equity for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of McMoRan Exploration Co. as of December 31, 2000 and 1999 and the results of its operations and its cash flow for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                       /s/Arthur Andersen LLP
New Orleans, Louisiana
  January 19, 2001